                                                                    EXHIBIT 99.1

(EGL LOGO)                                                    World Headquarters
                                                             15350 Vickery Drive
                                                               Houston, TX 77032

                                                                  Elijio Serrano
                                                         Chief Financial Officer
                                                                    281-618-3665

                                                                    NEWS RELEASE
--------------------------------------------------------------------------------


FOR IMMEDIATE RELEASE
TUESDAY, MAY 13, 2003

                         EGL, INC. REPORTS EPS OF $0.06,
                GROSS REVENUES OUTSIDE NORTH AMERICA INCREASE 33%

HOUSTON, MAY 13, 2003 - EGL, INC. (NASDAQ: EAGL) announced that it earned $2.8 million of net income for the three months ended March 31, 2003, compared to a loss of $3.9 million in the first quarter of 2002. Diluted earnings per share for the quarter were $0.06 compared to diluted loss per share of $0.08 in Q1-2002.

FINANCIAL HIGHLIGHTS

         o        Gross revenues improved $67 million, or 16%.

         o        Net revenues increased 9%.

         o North America gross revenues increased 4% on continued growth of ground shipment activity.

         o Gross revenues outside North America increased 33% while net revenue margins decreased from 29.3% to 26.3%.

         o Operating expenses increased 5% (excluding the $2.5 million benefit in Q1-2002 from temporary salary reductions) compared to an increase in net revenues of 9%.

         o Losses from two logistics projects in Europe decrease EPS by $0.04.

                                                       QUARTER ENDED
$ thousands (except EPS)                        3/31/03              3/31/02
                                             ------------         ------------
Gross revenues                               $    483,650         $    417,109
Net revenues                                 $    167,566         $    154,120
Net revenue margin                                   34.6%                36.9%
Operating expenses                           $    162,928         $    152,584
Operating income                             $      4,638         $      1,536

Net income/(loss)                            $      2,795         $     (3,917)
Diluted EPS                                  $       0.06         $      (0.08)


Gross revenues increased 16% from the first quarter of 2002 to $484 million on stronger activity levels from all product lines in all geographic areas.

EGL Chief Executive Officer, Jim Crane commented, "We continue to see improved performance in all geographic areas during a seasonally weak quarter. Our North America operations have shown growth despite a weak economy and an uncertain global environment. The modest improvements in North America gross revenues, stable net revenue margins, and focus on costs have resulted in a significant swing in profitability for North America compared to last year. Our overseas operations are leveraging our North America network and continue to add revenues. Pricing pressures resulting from our customers' focus on costs and higher surcharges levied by airlines and shipping lines are putting pressure on our net revenue


                                       ###
margins. During the quarter, we ramped up production of two major logistics projects in Europe that came with some start-up challenges, resulting in after tax losses of $2.0 million on these projects. We have a management team focused on getting these projects profitable."

North America gross revenues of $252 million increased 4% as the deferred shipment volumes continued to grow (up 24% over Q1-2002). Net revenue margins of 42.3% were down only slightly from 42.5% last year. The realignment of the dedicated domestic air network and improved utilization of the U.S. infrastructure from the growing deferred ground business contributed toward an improvement in profitability in North America. Net revenues increased $3.6 million from last year while operating income improved $5.6 million - from an operating loss last year of $5.3 million to an operating income in Q1-2003 of $327,000.

Gross revenues outside of North America increased 33% to $231 million, as Europe/Middle East/Africa, Asia/Pacific and Latin America all reported gross revenue increases over last year exceeding 30%. Net revenue margins were down from 29.3% last year to 26.3% in the first quarter of this year reflecting pricing pressures on both the air and ocean markets and a change in the mix in the ocean business from direct (down 12%) to consolidations (up 16%). Net revenues were up 19% over last year. Operating income outside North America was down from $6.8 million to $4.3 million as a result of start-up losses incurred on two logistics projects in Europe. These projects started during December 2002 and ramped up in the first quarter of 2003 with additional staffing required to meet production targets. Operating losses from the two projects were $3.2 million ($2.0 million after tax or $0.04 per diluted share). Without such losses, operating income for the first quarter of 2003 would have been $7.9 million compared to $1.5 million in the same quarter last year.

Operating income improved by $3.1 million to $4.6 million. Operating expenses increased 5% over last year (excluding a $2.5 million benefit from temporary salary reductions in the first quarter of 2002) and compares to a 9% increase in net revenues. The rate of growth of expenses to net revenues of 58% was slightly above EGL's goal of 50% as a result of the staffing required on the aforementioned logistics projects.

Net income of $2.8 million improved by $6.7 million over last year's loss of $3.9 million (which included a $4.5 million after tax, or $0.09 per diluted share, charge for an investment write-off and a $1.5 million after tax, or $0.03 per diluted share, benefit from temporary salary reductions). Diluted earnings per share of $0.06 compares to a loss last year of $0.08 per share.

SECOND QUARTER AND TOTAL YEAR 2003

EGL expects second quarter 2003 diluted earnings per share of between $0.10-$0.14, compared to $0.02 in the same quarter last year. For the year 2003, EGL expects diluted earnings per share of between $0.65 to $0.75, compared to $0.20 per diluted share in 2002.

EARNINGS CONFERENCE CALL

EGL, Inc. plans to host a conference call for shareholders and the investing community on May 13, 2003 at 11 a.m. Eastern time (8 a.m. Pacific) to review results for the quarter ended March 31, 2003. The call can be accessed by dialing (913) 981-5508, access code 768463 and is expected to last approximately 60 minutes. Callers are requested to dial in at least 5 minutes before the start of the call. The call will also be available through live webcast on the company's website, www.eaglegl.com, on the Investor Relations page. An audio replay will be available until Tuesday, May 27, 2003 at (719) 457-0820, access code 768463.

First quarter 2003 product and geographic data and air freight statistics are available on EGL's website, www.eaglegl.com on the Investor Relations page.

                               -------------------



                                     -more-

Houston-based EGL, Inc. operates under the name EGL Eagle Global Logistics. EGL is a leading global transportation, supply chain management and information services company dedicated to providing superior flexibility and fewer shipping restrictions on a price competitive basis. With 2002 revenues exceeding $1.87 billion, EGL's services include air and ocean freight forwarding, customs brokerage, local pickup and delivery service, materials management, warehousing, trade facilitation and procurement, and integrated logistics and supply chain management services. The Company's shares are traded on the NASDAQ National Market under the symbol "EAGL".

                               -------------------


                              CAUTIONARY STATEMENTS

The statements in this press release (and statements in the conference call referred to above) regarding projected profitability and timing of profitability on logistics projects in Europe, second quarter and total year results, and other statements which are not historical facts, are forward looking statements. Such statements involve risks and uncertainties and other factors detailed in the Company's 2002 Form 10-K, proxy statement/prospectus and other filings with the Securities and Exchange Commission. Should one or more of these risks or uncertainties materialize (or the consequences of such a development worsen), or should underlying assumptions prove incorrect, actual outcomes may vary materially from those forecasted or expected. The Company disclaims any intention or obligation to update publicly or revise such statements, whether as a result of new information, future events or otherwise.

                              EGL, INC.
             CONDENSED CONSOLIDATED STATEMENTS OF INCOME
                             (unaudited)
              (in thousands, except per share amounts)


                                                                       THREE MONTHS ENDED
                                                                           MARCH 31,
                                                                    ----------   ----------
                                                                       2003         2002
                                                                    ----------   ----------
        Revenues                                                    $  483,650   $  417,109
        Cost of transportation                                         316,084      262,989
                                                                    ----------   ----------
        Net revenues                                                   167,566      154,120

        Operating expenses:
          Personnel costs                                               96,815       85,360
          Other selling, general and administrative expenses            66,113       67,224
                                                                    ----------   ----------
        Operating income                                                 4,638        1,536
        Nonoperating expense, net                                         (142)      (8,306)
                                                                    ----------   ----------
        Income (loss) before provision (benefit) for income taxes        4,496       (6,770)
        Provision (benefit) for income taxes                             1,701       (2,640)
                                                                    ----------   ----------
        Income (loss) before cumulative effect of change
          in accounting for negative goodwill                            2,795       (4,130)
        Cumulative effect of change in
          accounting for negative goodwill                                  --          213
                                                                    ----------   ----------
        Net income (loss)                                           $    2,795   $   (3,917)
                                                                    ==========   ==========


        Basic earnings (loss) per share                             $     0.06   $    (0.08)
        Diluted earnings (loss) per share                           $     0.06   $    (0.08)

        Basic weighted-average common
          shares outstanding                                            47,066       47,859
        Diluted weighted-average common
          shares outstanding                                            47,277       47,859


 CERTAIN 2002 AMOUNTS HAVE BEEN RECLASSIFIED TO CONFORM TO THE 2003 PRESENTATION

                                  EGL, INC.
                    CONDENSED CONSOLIDATED BALANCE SHEETS
                                 (unaudited)
                               (in thousands)

                                                            MARCH 31,     DECEMBER 31,
                                                              2003           2002
                                                           ----------   --------------
                                   ASSETS

Current assets:
  Cash, cash equivalents, restricted cash
    and short-term investments                             $  123,240   $      127,487
  Trade accounts receivable, net of allowance                 384,484          371,024
  Other current assets                                         52,718           53,412
                                                           ----------   --------------
         Total current assets                                 560,442          551,923
Property and equipment, net                                   154,174          157,403
Assets held for sale                                              644              644
Investments in unconsolidated affiliates                       40,046           40,042
Goodwill, net                                                  82,249           81,881
Other assets, net                                              19,019           18,414
                                                           ----------   --------------
Total assets                                               $  856,574   $      850,307
                                                           ==========   ==============

                    LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
  Current portion of long-term notes payable               $    5,419   $        5,639
  Trade payables and accrued transportation costs             236,285          232,324
  Accrued expenses                                             38,714           39,445
  Other liabilities                                            64,195           73,004
                                                           ----------   --------------
         Total current liabilities                            344,613          350,412
Long-term notes payable                                       104,845          103,993
Other noncurrent liabilities                                    5,811            3,720
Deferred income taxes                                          12,164            6,789
Minority interest                                               9,169            8,852
Stockholders' equity                                          379,972          376,541
                                                           ----------   --------------
Total liabilities and stockholders' equity                 $  856,574   $      850,307
                                                           ==========   ==============

                                       EGL, INC.
                    CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                      (unaudited)
                                    (in thousands)

                                                                                THREE MONTHS ENDED
                                                                                   MARCH 31,
                                                                           --------------------------
                                                                               2003           2002
                                                                           -----------    -----------
Cash flows from operating activities:
     Net income (loss)                                                     $     2,795    $    (3,917)
     Adjustments to reconcile net income (loss) to net cash
        provided by (used in) operating activities:
        Depreciation and amortization                                            7,729          7,479
        Bad debt expense                                                         1,753          3,171
        Amortization of unearned compensation                                       --            159
        Deferred income tax expense (benefit)                                    1,614         (2,745)
        Tax benefit of stock options exercised                                      75             58
        Equity in earnings of affiliates, net of dividends received                 (4)          (669)
        Minority interests, net of dividends paid                                  263            319
        Transfer to restricted cash                                             (7,182)          (109)
        Cumulative effect of change in accounting for negative
              goodwill                                                              --           (213)
        Impairment of investment in an unconsolidated affiliate                     --          6,653
        Other                                                                     (360)            73
        Net effect of changes in working capital, net of assets acquired       (12,075)        21,592
                                                                           -----------    -----------
Net cash provided by (used in) operating activities                             (5,392)        31,851
                                                                           -----------    -----------

Cash flows from investing activities:
        Capital expenditures                                                    (4,313)        (3,705)
        Proceeds from sales of other assets                                        324          2,820
        Proceeds from sale-lease back transactions, net                             --          2,462
        Acquisitions of businesses, net of cash acquired                        (1,733)            --
                                                                           -----------    -----------
Net cash provided by (used in) investing activities                             (5,722)         1,577
                                                                           -----------    -----------

Cash flows from financing activities:
        Issuance (repayment) of notes payable, net                                 321         (2,551)
        Issuance of common stock for employee stock purchase plan                   --            469
        Proceeds from exercise of stock options                                    598            146
                                                                           -----------    -----------
Net cash provided by (used in) financing activities                                919         (1,936)
                                                                           -----------    -----------

Effect of exchange rate changes on cash                                         (1,227)        (1,911)
                                                                           -----------    -----------

Increase (decrease) in cash and cash equivalents                               (11,422)        29,581
Cash and cash equivalents, beginning of the period                             119,669         77,440
                                                                           -----------    -----------
Cash and cash equivalents, end of the period                               $   108,247    $   107,021
                                                                           ===========    ===========


 FIRST QUARTER 2003 PRODUCT AND GEOGRAPHIC DATA AND AIR FREIGHT STATISTICS ARE
  AVAILABLE ON EGL'S WEBSITE, WWW.EAGLEGL.COM ON THE INVESTOR RELATIONS PAGE.